EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY AND COLD STONE CREAMERY TO TEST CO-BRANDED STORES
DURANGO, Colorado and SCOTTSDALE, Arizona. (October 15, 2008) — Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, and Cold Stone Creamery, which franchises super-premium ice cream stores, today announced the signing of a non-binding Letter of Intent to negotiate the terms of a Test License Agreement between the two brands.
Under the terms of the proposed agreement, seven franchised stores will be co-branded with both the Rocky Mountain Chocolate Factory and the Cold Stone Creamery brands. Four of the store locations will be selected by Cold Stone Creamery and three of the locations will be selected by Rocky Mountain Chocolate Factory. Rocky Mountain Chocolate Factory and Cold Stone Creamery have 90 days to enter into a definitive Test License Agreement. If a definitive agreement is not reached during such 90 day period, then the parties will be permitted to pursue agreements with other potential partners.
“We are delighted to have the possibility to enter into a co-branding test with Cold Stone Creamery,” stated Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “A number of our franchisees in different markets have been successful in offering ice cream products on their store menus. We believe Cold Stone Creamery has developed a brand awareness and reputation for product quality that complements Rocky Mountain Chocolate Factory’s gourmet chocolate and confectionery product line and meets our customer expectations.”
“The proposed co-branding test would bring together two beloved American brands, Cold Stone Creamery and Rocky Mountain Chocolate Factory, to create the ultimate dessert destination,” said Dan Beem, President of Cold Stone Creamery. “It’s no secret that retail demand for ice cream peaks in the summer, while the demand for gourmet chocolates peaks during the winter holiday season. By co-branding these concepts, we hope to give people more reasons to patronize our stores year-round.”
If the Test License Agreement is executed, depending upon the success of the co-branding test, Rocky Mountain Chocolate Factory and Cold Stone Creamery may consider a more extensive licensing relationship in the future.
About Cold Stone Creamery
Cold Stone Creamery delivers The Ultimate Ice Cream Experience™ through a community of franchisees that are passionate about ice cream. The secret recipe for smooth and creamy ice cream is handcrafted fresh daily in each store, and then customized by combining a variety of mix-ins on a frozen granite stone. Headquartered in Scottsdale, Ariz., Cold Stone Creamery is part of the Kahala family, a leading brand-building franchisor with a portfolio of quick service restaurant brands. Cold Stone Creamery alone operates nearly 1,400 locations in the U.S., Puerto Rico, Guam, Japan, Korea, China, Taiwan, Indonesia, Mexico, Denmark, the United Arab Emirates and Bahrain. For additional information, visit the brand’s website at www.coldstonecreamery.com.

About Rocky Mountain Chocolate Factory, Inc.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 331 stores in 36 states, Canada and the United Arab Emirates. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF”. For additional information visit our website at www.rmcf.com.
Certain statements in the press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the executed Letter of Intent is non-binding and the parties may not be able to agree to a definitive Test License Agreement, any eventual co-branding relationship may not be successful, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO at (970) 259-0554 or Jami Clark at (480)
362-4956.